Exhibit 10.1

February 23, 2016

Mr. James A. Cady

Dear Jim:

This letter (this “Amendment”) hereby amends your employment agreement dated June 29, 2015 (the “Employment Agreement”) with Sirius XM Radio Inc. (the “Company”), effective as of the above date. Capitalized terms used herein but not defined shall have the meaning set forth in the Employment Agreement.

With respect to severance, the following provisions shall replace the corresponding paragraphs in the Employment Agreement:
“(i) an amount equal to twelve (12) months of your annualized Base Salary then in effect, to be paid in the form of salary continuation following your termination date;

(ii) an amount equal to the annual bonus that was paid to you for the calendar year preceding the calendar year of your termination date, to be paid on the date that annual bonuses are usually paid by the Company; and

(iii) continuation of group health insurance benefits for a period of twelve (12) months following your termination date, provided pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”), and comparable to the terms in effect for the Company’s active employees, except that the benefits otherwise receivable by you pursuant to this paragraph will be applied against the maximum period of continuation coverage under COBRA; provided that (a) the Company will not provide for cash in lieu of such benefits; (b) you timely complete all required paperwork to continue such benefits pursuant to COBRA; and (c) such coverage, and the Company’s agreement to pay for such coverage, shall terminate as of the date that you are eligible for comparable benefits from a new employer. You shall notify the Company within thirty (30) days after becoming eligible for coverage of any such comparable benefits.”

In addition, the Restricted Period (as defined in the Employment Agreement) shall now be twelve (12) months.

Except as expressly modified by this Amendment, the remaining provisions of the Employment Agreement are and shall remain in full force and effect. This Amendment, together with the Employment Agreement, represents the entire agreement between you and the Company with respect to the subject matter hereof.

If you agree with the foregoing, please sign this letter in the space provided below and return to me. Thank you.

Sincerely,

/s/ Dara. F. Altman
Dara F. Altman
Executive Vice President and
Chief Administrative Officer

I have read this Amendment and understand
and agree to its terms
this 23rd day of February 2016:

/s/ James A. Cady
JAMES A. CADY

2